Exhibit 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 ext. 8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. TO ACQUIRE SEMEQUIP, INC.

Acquisition Will Open New Market for Ceradyne Semiconductor Product Line

Costa Mesa, Calif. – July 9, 2008 – Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has signed a definitive Agreement and Plan of Merger to acquire SemEquip, Inc. for approximately $25 million in cash at closing, plus contingent payments of up to $100 million during the 15-year period following completion of the merger based upon revenues achieved over that period by SemEquip.

A portion of the closing date consideration and the contingent consideration to be paid by Ceradyne relates to a pre-closing commitment by SemEquip to pay incentive compensation to several of its employees and advisors. This incentive compensation will not increase the total consideration Ceradyne will pay for the acquisition, but it will require Ceradyne to record a pre-tax accounting charge estimated to be in the range of $9 million to $11 million in the quarter during which the acquisition is completed.

Privately held SemEquip, Inc., based in North Billerica, Massachusetts, is a leader in the development of cluster ion implantation sub-systems and advanced ion source materials for the manufacture of logic and memory chips. SemEquip has a significant patent portfolio related to the use of cluster chemicals in semiconductor ion implantation. SemEquip’s technologies enable the utilization of cluster beam ion implantation for manufacturing the world’s most advanced integrated circuits at the lowest cost and highest throughput.

This acquisition will expand Ceradyne Boron Products’ business and will significantly extend Ceradyne’s market opportunity in the semiconductor industry. Ceradyne acquired Ceradyne Boron Products, LLC (formerly EaglePicher Boron, LLC) in August 2007. Ceradyne Boron Products mainly produces the boron isotopes 10B and 11B.

The boron isotope 11B (Enriched Boron) is used as a “doping” agent in semiconductor processes where ultra-high-purity isotopic boron is required. This growing market currently accounts for approximately 40% of Ceradyne Boron Products’ sales.

Enriched Boron is the key isotope used to manufacture the B18H22 “cluster boron” molecule that SemEquip’s cluster ion beam implantation systems use to achieve next-generation performance in semiconductor ion implantation. B18H22 and related Cluster Chemicals will be manufactured by our Ceradyne Boron Products facility in Quapaw, Oklahoma.

David Reed, Ceradyne’s President North American Operations, commented: “The SemEquip acquisition follows the model we have successfully used in the past; that is, the vertical integration of raw material to final product.  Ceradyne Boron Products, a 2007 acquisition, will produce the elemental boron for the Cluster Boron molecule and elemental materials for additional proprietary molecular products for SemEquip.  A similar strategy was incorporated in the 2004 ESK Ceramics acquisition where ESK Ceramics produces the Boron Carbide powder for Ceradyne’s U.S. armor operations, and again in the 2007 acquisition of Minco, where Minco produces the high-purity fused silica powder for use in Ceradyne’s photovoltaic solar ceramic crucibles.”

Michael Kraft, Ceradyne’s Vice President of Nuclear and Semiconductor Business Units, added: “SemEquip leverages Ceradyne Boron Products’ technology, complements our existing semiconductor business, and advances Ceradyne’s strategy to grow commercial revenues through acquiring advanced materials businesses that have high-margin, recurring revenue streams that serve high-growth markets.”

The closing is anticipated in approximately 30 days, pending approval by SemEquip’s shareholders. Upon completion of this acquisition, management will conduct a conference call to discuss SemEquip’s business and its strategy in further detail.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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